Company Contacts:
Randy L. Kotler
Chief Accounting Officer/ Interim Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
Director of Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Reports Third Quarter 2006 Financial Results

Third quarter developments include:

•	Net loss of $80.0 million, including non-cash, pre-tax, impairment related charges of $203.9 million

•	Homebuilding revenues of $611.7 million, an 8% decrease from the prior year period

•	Consolidated net sales orders of 1,470, a 19% decrease from the prior year period

•	Revised 2006 net income guidance to a range between $62 million and $72 million

•	Stockholder’s Equity of $1.0 billion (or $17.09 per share)

HOLLYWOOD, Fla., November 14, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the three and nine months ended September 30, 2006.

The Company reported a net loss of $80.0 million (or a loss per diluted share of $1.34) for the third quarter of 2006 compared to net income of $70.3 million (or $1.18 per diluted share) for the quarter ended September 30, 2005. The Company’s results for the third quarter of 2006 include $203.9 million of non-cash, pre-tax charges resulting from the write-down of assets including investments in joint ventures, write-off of deposits and abandonment costs and inventory and goodwill impairments. Of this amount, $143.6 million relates to the Company’s investment in the Transeastern joint venture, $4.8 million relates to the Company’s investment in a Southwest Florida joint venture and $5.7 million relates to an impairment of goodwill. Also included in the $203.9 million is $29.8 million of inventory impairments related to active communities recorded in cost of sales for homes, and $20.0 million in deposit write-offs and abandonment costs, which are recorded in cost of sales for land.

Excluding the impact of the non-cash, impairment charges, net income was $53.6 million (or $0.90 per diluted share), a 24% decrease from last year’s record third quarter. Land sale gains (excluding $20.0 million of write-offs of deposits, abandonment and impairment costs) recorded during the third quarter 2006 were $1.1 million compared to $29.9 million in the prior period.

“These results reflect the continued deterioration of conditions in most of our markets throughout the third quarter,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “The record level of inventories of new and existing homes combined with diminished buyer confidence has created housing conditions not seen in many years. Our weaker markets continue to experience similar patterns of lower traffic, increased cancellations, higher incentives, and lower margins.”

Homebuilding revenues for the third quarter of 2006 were $611.7 million, an 8% decrease from the $662.6 million of homebuilding revenues in the third quarter of 2005 due to an 86% decrease in revenues from land sales. The Company’s revenue from home sales increased 6% to $597.9 million in the third quarter of 2006 from $562.8 million in the third quarter of 2005. The Company’s average selling price on its consolidated homes delivered increased 4% to $311,000 in the third quarter of 2006 from $299,000 in the third quarter of 2005. The number of consolidated homes delivered increased to 1,921 in the third quarter of 2006 from 1,881 in the third quarter of 2005.

SG&A expenses decreased to $85.3 million for the three months ended September 30, 2006, from $90.2 million for the three months ended September 30, 2005. Compensation was reduced by $12.7 million due to lower incentive compensation and a reduction in staffing levels to better align the Company’s cost structure with anticipated reduced levels of activities and continued softening market conditions. This was partially offset by a $9.2 million increase in commissions and advertising costs in an effort to increase traffic and drive sales.

The Company’s gross profit margin as a percentage of home sales decreased 1,030 basis points in the third quarter of 2006 to 17.3% from 27.6% in the third quarter of 2005. Home sales gross profit was impacted by higher incentives and $29.8 million (or 500 basis points) of asset impairments recorded in cost of sales for homes. Incentives per delivery increased 180% to $22,400 in the third quarter of 2006 from $8,000 in the third quarter of 2005.

The Company reported consolidated net sales orders of 1,470 for the third quarter of 2006, a 19% decrease from the 1,821 reported in the third quarter of 2005. The sales value of consolidated net sales orders in the third quarter of 2006 was $453.8 million, a 19% decrease from the $556.8 million reported in the third quarter of 2005. The average price of the Company’s consolidated net sales orders in the third quarter of 2006 increased slightly to $309,000, compared to $306,000 reported in the third quarter of 2005.

The Company’s consolidated homes in backlog decreased 11% to 4,971 homes in the third quarter of 2006 from 5,608 homes in the third quarter of 2005. The Company’s consolidated sales value of homes in backlog decreased 7% to $1.7 billion in the third quarter of 2006, from $1.8 billion in the third quarter of 2005.

The Company’s unconsolidated joint ventures reported a loss of $119.4 million for the three months ended September 30, 2006 primarily due to impairment losses of $143.6 million related to the Company’s investment in the Transeastern joint venture and $4.8 million relating to the Company’s investment in a Southwest Florida Joint Venture. Pro-forma income from joint ventures, excluding impairments of $148.4 million, was $29.0 million. The Company’s joint ventures, excluding its Transeastern joint venture, delivered 434 homes and generated revenue of $145.0 million in the third quarter of 2006, compared to deliveries of 402 homes and revenues of $135.2 million in the third quarter of 2005. Net sales orders, excluding the Transeastern joint venture, decreased 75% to 148 for the third quarter of 2006 from 604 for the third quarter of 2005. The decrease in the Company’s joint venture net sales orders was primarily driven by a decline in net sales orders in the West region, where net sales orders decreased 76%.

Homes in backlog for the Company’s unconsolidated joint ventures, excluding the Transeastern joint venture, decreased 53% to 960 homes in the third quarter of 2006 from 2,026 homes in the third quarter of 2005. The sales value of homes in backlog for unconsolidated joint ventures, excluding the Transeastern joint venture, was $330.9 million at September 30, 2006.

“During this period, we remain committed to improving our operational capabilities and to strengthening our balance sheet to position ourselves well for the near-term challenges and for opportunities that may arise as we return to normal market conditions,” said Mr. Mon. “At September 30, 2006, we did not have any borrowings under our revolving credit facility. Our net debt to capitalization increased slightly to 50.4% in the third quarter of 2006 due to the decrease in shareholders’ equity as a result of the $203.9 million in asset impairments and option deposit write-offs. We are focused on reducing our net debt to capitalization ratio through the generation of cash as we continue our efforts to limit our land purchases and reduce our inventory. Throughout the quarter, we continued our efforts to improve our operational capabilities and continue to re-negotiate land and finished homesite contracts to adjust to the current market conditions.”

For The Nine Months Ended September 30, 2006

Net income for the first nine months of 2006 decreased 70% to $42.6 million (or $0.70 per diluted share) from $142.4 million (or $2.43 per diluted share) for the nine months ended September 30, 2005. The results for the nine months ended September 30, 2006 reflect pre-tax impairment charges of $35.3 million, deposits and abandonment costs pre-tax write-offs of $22.3 million, a goodwill impairment charge of $5.7 million, a $143.6 million pre-tax charge relating to the Company’s impairment of its share its investment in the Transeastern joint venture, and a $4.8 million pre-tax charge relating to the impairment of the Company’s share of its investment in a joint venture in Southwest Florida. Homebuilding revenues for the nine months ended September 30, 2006 were $1.9 billion, a 4% increase over the $1.8 billion of homebuilding revenues in the first nine months of 2005 primarily due to an increase in the average sales price of homes delivered. The Company’s average selling price on homes delivered increased 9% to $313,000 in the first nine months of 2006 from $288,000 in the first nine months of 2005. The Company reported 5,829 consolidated home deliveries in the first nine months of 2006, compared to 5,760 consolidated home deliveries the first nine months of 2005.

The Company’s gross profit margin as a percentage of home sales decreased 170 basis points in the nine months ended September 30, 2006 to 22.5% from 24.2% in the nine months ended September 30, 2005. The Company’s net profit margin as a percentage of home sales decreased to 2.3% from 8.6% due to a decline in gross profit margins on home sales, a decrease in gross profit on land sales, and a loss from unconsolidated joint ventures.

Earnings Guidance

The Company is revising its 2006 annual net income guidance to a range between $62 million and $72 million (or $1.00 to $1.13 per diluted share) based on 62 million fully diluted shares outstanding. This earnings guidance is based upon the following:

Guidance	Range

Consolidated revenues from home sales	$2.2 billion- $2.4 billion

Revenues of unconsolidated joint ventures	$590 million- $610 million

Combined Deliveries:	9,150-9,550

Consolidated	7,500-7,800

Unconsolidated joint ventures (excluding Transeastern Joint Venture)	1,650-1,750

Combined average sales price on deliveries	$310,000- $320,000

Loss from joint ventures, including impairments	($54) million- ($45) million

Financial services pretax income	$19.0 million- $22.0 million

Loss from land operations, including impairments	($10) million- ($8) million

EBITDA	$385 million- $405 million

“Our revised earnings guidance reflects our expectation of continued difficult market conditions. Our margins are currently being impacted by the higher use of incentives, increased sales and marketing costs, and a mix shift to markets with lower margins, and we expect this trend to continue for the foreseeable future,” said Mr. Mon. “Additionally, our guidance does not include additional asset impairments or option deposit write-offs.”

At this time, the Company is not providing 2007 guidance due to the lack of visibility in the housing market. The Company will provide 2007 guidance when the new home market has sufficiently stabilized.

“Despite the current market conditions, we believe the fundamental housing drivers such as population growth, new household formations, and job creation in our markets will continue to provide future opportunities for TOUSA.”

The Company will hold a conference call and web cast on Tuesday, November 14, 2006 at 11:00 a.m. Eastern Time to discuss the third quarter and nine months financial results for 2006. Please dial (866) 356-4441 (domestic) or (617) 597-5396 (international) and use the pass code 89755134.  Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on November 14 and will run through 12:00 a.m. Eastern Time on November 28. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 23684966.

Endnote: (1) As used herein, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures.

Website address: www.tousa.com

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our 2006 earnings and operational guidance, including earnings, operational guidance, and potential liabilities regarding our unconsolidated joint ventures, (ii) the effects of the challenging homebuilding market on the Company and the Company’s responses to such market, (iii) our ability to perform well in the housing market, (iv) the Company’s expectations regarding its margins, (v) the Company’s commitment to strengthen its balance sheet, (vi) the Company’s belief regarding the further reduction of its net debt-to-capitalization ratio, and (vii) population, job, and economic growth in the Company’s markets. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates, or a decline in consumer confidence or the demand for, or the prices of, housing, (ii) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (iii) the impact of the Company’s and its joint ventures’ decisions to intentionally slow sales rates to match production rates in certain markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, the Company’s joint ventures, and (vi) the internal need, and external demand, for land within the Company’s portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 10, 2006 and its report on Form 10-Q for the quarter ended September 30, 2006 filed with the Commission on November 14, 2006..

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
HOMEBUILDING:
Revenues:
Home sales	$597.9	$562.8	$1,825.8	$1,657.3
Land sales	13.8	99.8	59.8	154.7

	611.7	662.6	1,885.6	1,812.0
Cost of sales, including impairments and deposit write-offs:
Home sales	494.4	407.5	1,415.6	1,256.7
Land sales	32.7	69.9	70.4	116.6

	527.1	477.4	1,486.0	1,373.3

Gross profit	84.6	185.2	399.6	438.7
Selling, general and administrative expenses	85.3	90.2	287.1	246.7
(Income) loss from joint ventures, net	119.4	(13.3)	53.7	(24.0)
Other expenses (income), net	0.1	(1.6)	(4.3)	(5.8)
Goodwill impairment	5.7	—	5.7	—

Homebuilding pretax income (loss)	(125.9)	109.9	57.4	221.8
FINANCIAL SERVICES:
Revenues	15.8	13.4	48.4	34.8
Expenses	10.8	10.4	32.5	28.1

Financial Services pretax income	5.0	3.0	15.9	6.7

Income (loss) before provision (benefit) for income taxes	(120.9)	112.9	73.3	228.5
Provision (benefit) for income taxes	(40.9)	42.6	30.7	86.1

Net income (loss)	($80.0)	$70.3	$42.6	$142.4

EARNINGS (LOSS) PER COMMON SHARE:
Basic	($1.34)	$1.24	$0.72	$2.53

Diluted	($1.34)	$1.18	$0.70	$2.43

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,590,519	56,753,826	59,580,062	56,304,544

Diluted	59,590,519	59,392,423	61,150,782	58,569,725

CASH DIVIDENDS PER SHARE	$0.015	$0.015	$0.045	$0.042

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$27.4	$26.2
Restricted	3.0	3.1
Inventory:
Deposits	224.0	218.5
Homesites and land under development	720.6	650.3
Residences completed and under construction	1,003.6	747.4
Inventory not owned	304.0	124.6

	2,252.2	1,740.8
Property and equipment, net	30.3	27.1
Investments in unconsolidated joint ventures	134.1	254.5
Receivables from unconsolidated joint ventures, net of allowance of $73.6 million at September 30, 2006	20.3	60.5
Other assets	158.6	133.2
Goodwill	104.0	108.8

	2,729.9	2,354.2
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	6.7	8.7
Restricted	3.3	3.1
Mortgage loans held for sale	49.2	43.9
Other assets	12.9	12.8

	72.1	68.5

Total assets	$2,802.0	$2,422.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$299.2	$329.4
Customer deposits	70.7	79.3
Obligations for inventory not owned	304.0	124.6
Notes payable	1,060.6	811.6
Bank borrowings	—	65.0
	1,734.5	1,409.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	6.3	6.4
Bank borrowings	42.5	35.1

	48.8	41.5

Total liabilities	1,783.3	1,451.4
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,590,519 and 59,554,977 shares issued and outstanding at September 30, 2006, and December 31, 2005, respectively	0.6	0.6
Additional paid-in capital	480.4	480.5
Unearned compensation	—	(7.7)
Retained earnings	537.7	497.9

Total stockholders’ equity	1,018.7	971.3

Total liabilities and stockholders’ equity	$2,802.0	$2,422.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2006	2005	2006	2005
Impairment Charges on Active Communities:
Homebuilding:
Florida	$4.5	$0.2	$5.2	$0.2
Mid-Atlantic	10.4	—	13.5	—
Texas	0.5	—	0.5	—
West	14.4	1.1	16.1	1.1

Total Impairment Charges on Active Communities	$29.8	$1.3	$35.3	$1.3

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2006	2005	2006	2005
Write-offs of deposits and abandonment costs:
Homebuilding:
Florida	$0.2	$—	$1.3	$—
Mid-Atlantic	7.5	—	8.0	—
Texas	—	—	0.3	0.6
West	12.3	—	12.7	—

Total write-offs of deposits and abandonment costs:	$20.0	$—	$22.3	$0.6

	Three Months Ended September 30,						Nine Months Ended September 30,
	2006			2005			2006			2005
Deliveries:	Homes	$		Homes	$		Homes	$		Homes	$

Consolidated:
Florida	580		$214.0	627		$190.8	2,079		$758.9	2,144		$627.0
Mid-Atlantic	189		70.0	171		75.1	522		204.7	448		186.3
Texas	757		185.3	555		134.3	2,170		530.1	1,402		338.6
West	395		128.6	528		162.6	1,058		332.1	1,766		505.4

Consolidated total	1,921		$597.9	1,881		$562.8	5,829		$1,825.8	5,760		$1,657.3
Unconsolidated joint ventures:
Florida*	—		—	—		—	—		—	—		—
Mid-Atlantic	12		3.1	71		20.1	100		28.9	118		33.9
West	422		141.9	331		115.1	1,358		485.6	628		204.7

Total unconsolidated joint ventures	434		145.0	402		135.2	1,458		514.5	746		238.6

Combined total	2,355		$742.9	2,283		$698.0	7,287		$2,340.3	6,506		$1,895.9

• Excludes 586 deliveries and revenues of $180.2 million from the Transeastern JV for the three months ended September 30, 2006; 1,647 deliveries and revenues of $501.2 million for the nine months ended September 30, 2006, and 126 deliveries and revenues of $33.9 million for the three and nine months ended September 30, 2005.

	Three Months Ended September 30,						Nine Months Ended September 30,
	2006			2005			2006			2005
Net Sales Orders(1):	Homes	$		Homes	$		Homes	$		Homes	$

Consolidated:
Florida	377		$150.4	714		$239.0	1,627		$642.3	2,196		$753.9
Mid-Atlantic	146		53.5	95		35.7	480		190.9	491		209.1
Texas	741		186.2	709		175.8	2,384		598.1	2,133		532.2
West	206		63.7	303		106.3	982		334.4	2,121		691.0

Consolidated total	1,470		$453.8	1,821		$556.8	5,473		$1,765.7	6,941		$2,186.2
Unconsolidated joint ventures:
Florida*	1		0.5	—		—	13		5.2	—		—
Mid-Atlantic	13		2.7	49		16.0	71		17.5	149		50.4
West	134		28.7	555		211.5	718		214.1	1,255		459.3

Total unconsolidated joint ventures	148		31.9	604		227.5	802		236.8	1,404		509.7

Combined total	1,618		$485.7	2,425		$784.3	6,275		$2,002.5	8,345		$2,695.9

(1) Net of cancellations

• Excludes 23 net cancellations with a sales value of $13.0 million from the Transeastern JV for the three months ended September 30, 2006; 85 net sales orders with a sales value of $50.6 million for the nine months ended September 30, 2006, and 267 net sales orders with a sales value of $82.1 million for the three and nine months ended September 30, 2005.

	September 30,			2006		September 30,		2005
				Avg
Sales Backlog:	Homes	$		Price	Homes	$		Avg Price

Consolidated:
Florida	2,485		$920.1	$370	2,980		$1,033.9	$347
Mid-Atlantic	259		98.5	$380	389		164.6	$423
Texas	1,452		387.3	$267	1,274		331.0	$260
West	775		306.1	$395	965		318.1	$330

Consolidated total	4,971		$1,712.0	$344	5,608		$1,847.6	$329
Unconsolidated joint ventures:
Florida*	49		14.6	$298	32		7.7	$242
Mid-Atlantic	8		2.4	$304	167		56.0	$335
West	903		313.9	$348	1,827		674.1	$369

Total unconsolidated joint ventures	960		330.9	$345	2,026		737.8	$364

Combined total	5,931		$2,042.9	$344	7,634		$2,585.4	$339

• Excludes 1,516 homes in backlog with a sales value of $435.6 million from the Transeastern JV at September 30, 2006 and 3,179 homes in backlog with a sales value of $922.6 million at September 30, 2005.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders	Deliveries	Sales Orders

Consolidated:
Florida	$369	$399	$304	$335	$365	$395	$292	$343
Mid-Atlantic	$370	$366	$439	$376	$392	$398	$416	$426
Texas	$245	$251	$242	$248	$244	$251	$241	$250
West	$326	$309	$308	$351	$314	$341	$286	$326
Consolidated total	$311	$309	$299	$306	$313	$323	$288	$315
Unconsolidated joint ventures:
Florida	—	$456	—	—	—	$400	—	—
Mid-Atlantic	$254	$210	$284	$327	$289	$247	$287	$338
West	$336	$214	$348	$381	$358	$298	$326	$366
Total unconsolidated joint ventures	$334	$216	$336	$377	$353	$295	$320	$363
Combined total	$315	$300	$306	$323	$321	$319	$291	$323

Non-GAAP Financial Information

EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in millions)	2006	2005	2006	2005
Net (loss) income	$(80.0)	$70.3	$42.6	$142.4
Add: income tax (benefit) expense	(40.9)	42.6	30.7	86.1
Add: interest in cost of sales	18.8	16.5	55.4	48.9
Add: non-cash impairment charges	203.9	1.3	211.7	1.9
Add: depreciation and amortization expense	3.8	3.3	10.7	9.6

EBITDA (1)	$105.6	$134.0	$351.1	$288.9

(1) EBITDA for the full year 2006 will be calculated in the same way.

EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) non-cash impairment charges, and (d) depreciation and amortization. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above.

SG&A, Net of Management Fees, as a Percentage of Homebuilding Revenues

			Nine months ended
	Three months ended September 30,		September 30,
	2006	2005	2006	2005
(dollars in millions, except for SG&A, net of management fees, per combined delivery)
Selling, general & administrative expenses (SG&A)	$85.3	$90.2	$287.1	$246.7
Less: Management fees earned from unconsolidated joint ventures (1)	7.4	7.8	26.8	14.6

SG&A, net of management fees	$77.9	$82.4	$260.3	$232.0

Homebuilding revenues	$611.7	$662.6	$1,885.6	$1,812.0
SG&A as a percentage of homebuilding revenues	14.0%	13.6%	15.2%	13.6%
SG&A, net of management fees (1), as a percentage of homebuilding revenues	12.7%	12.4%	13.8%	12.8%
Combined deliveries (1)	2,355	2,283	7,287	6,506
SG&A, net of management fees (1), per combined delivery	$33,000	$36,000	$36,000	$36,000

(1) Excludes Transeastern joint venture.

SG&A, net of management fees, is not a financial measure required by generally accepted accounting principles (GAAP). Management uses this information, on a total and per combined delivery basis, because management believes these two measures provide a more meaningful measure of SG&A expenses since the Company’s homebuilding revenues do not include revenues recognized by the Company’s unconsolidated joint ventures, but the Company’s SG&A expenses include compensation and other expenses incurred by the Company in connection with its unconsolidated joint ventures. SG&A, net of management fees, has limitations as a measure of performance because it reduces SG&A expenses by the amount of management fees received from the Company’s unconsolidated joint ventures. Management fees reflect the Company’s reimbursement from its unconsolidated joint ventures for the portion of SG&A expenses associated with managing the Company’s unconsolidated joint ventures. Management compensates for these limitations by using SG&A, net of management fees, as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial performance. It is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of SG&A expense, calculated in accordance with GAAP, to SG&A, net of management fees, and the calculation of SG&A, net of management fees, per combined delivery are provided above.

Homebuilding Net Debt to Capital Ratio

	Homebuilding Net Debt to Capital
	September 30, 2006	December 31, 2005
(dollars in millions)
Notes payable	$1,060.6	$811.6
Bank borrowings	—	65.0

Homebuilding borrowings(1)	$1,060.6	$876.6
Less: unrestricted cash	27.4	26.2
Homebuilding net debt	$1,033.2	$850.4
Stockholders’ equity	1,018.7	971.3

Total capital(2)	$2,051.9	$1,821.7

Ratio	50.4%	46.7%

(1)	Does not include obligations for inventory not owned of $304.0 million at September 30, 2006 and $124.6 million at December 31, 2005, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $42.5 million at September 30, 2006 and $35.1 million at December 31, 2005.

Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (GAAP) and other companies may calculate it differently. The Company has included this information as it believes that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of its homebuilding operations, which is the Company’s primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces the Company’s Homebuilding debt by the amount of its unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its financial leverage. It should not be construed as an indication of the Company’s operating performance or as a measure of its liquidity.

Recent Developments

On August 1, 2005, through a joint venture (the “Transeastern JV”), of which one of our subsidiaries is a member, we completed the acquisition of substantially all of the homebuilding assets and operations of Transeastern Properties, Inc. (“Transeastern”) headquartered in Coral Springs, Florida. The other member of the joint venture is an entity controlled by the former majority owners of Transeastern. The Transeastern JV acquired Transeastern’s homebuilding assets, including work in process, finished lots and certain land option rights, for approximately $826.2 million (which included the assumption of $112.0 million of liabilities, net of $30.8 million of cash).

The Transeastern JV was funded with $675.0 million of third party debt capacity (of which $560.0 million was drawn upon acquisition), a $20.0 million subordinated loan from us and $165.0 million of equity, of which $90.0 million was contributed by us. Our $20.0 million subordinated loan to the Transeastern JV, bears interest at 18% per annum and is only payable once certain conditions and covenants under the JV agreement and the joint venture’s bank borrowings are met.

As of September 30, 2006, the Transeastern JV had $625.0 million of third party debt outstanding, which includes $400.0 million relating to a senior credit agreement, $137.5 million relating to a senior mezzanine credit agreement and $87.5 million relating to a junior mezzanine credit agreement (collectively, “the Credit Agreements”).  Deutsche Bank serves as the administrative agent (the “Administrative Agent”) for each of the Credit Agreements. The Credit Agreements are secured by the Transeastern JV’s assets, which are discussed in further detail below, and ownership interests. The loans are secured by the assets of the joint venture, including inventory. We are responsible for certain indemnity and completion obligations in the event that the Transeastern JV fails to fulfill certain of its obligations under the Credit Agreements. The other member of the joint venture also executed an agreement with respect to indemnification. (See Limited Guarantees section below).

When the Transeastern JV was formed in August of 2005, it had more than 3,000 homes in backlog and projected 2006 deliveries of approximately 3,500 homes. Since that time, the Florida housing market has become more challenging, characterized by weak demand, an over supply of new and existing homes available for sale, increased competition, and an overall lack of buyer urgency. These conditions have caused elevated cancellation rates and downward pressure on margins, due to increased sales incentives and higher advertising and broker commissions. These conditions have caused significant liquidity problems for the Transeastern JV. In September 2006, management of the Transeastern JV developed and distributed to its members financial projections that indicated the joint venture would not have the ability to continue as a going concern under the current debt structure, at which time it began discussions with its Lenders. The joint venture and its lenders are currently engaged in discussions with respect to the debt and equity structure of the joint venture and the outcome of these discussions is currently unknown and will likely remain unknown for some period of time.

As a result of these factors, we evaluated the recoverability of our investment in the Transeastern JV, under APB 18, The Equity Method of Accounting for Investments in Common Stock, and have determined our investment to be fully impaired. At September 30, 2006, our investment in the Transeastern JV amounted to $143.6 million, which includes $35.0 million of member loans receivable and $16.2 million of receivables for management fees, advances and interest due to us from the Transeastern JV. During the three months ended September 30, 2006, we wrote-off our $143.6 million investment, which is included in loss from joint ventures in the accompanying consolidated statement of operations.

At September 30, 2006, the Transeastern JV had total assets of $979.6 million of which $428.1 million represented land and construction in progress. For the three months ended September 30, 2006, the Transeastern JV had revenues of $180.2 million and net income of $9.9 million. For the nine months ended September 30, 2006, the Transeastern JV had revenues of $501.2 million and net income of $26.7 million. The joint venture has not completed its impairment analysis as it relates to inventory and other intangible assets. We expect that the completion of this analysis during the three months ended December 31, 2006, will have a material impact on the total assets of the joint venture; however, the amount is currently unknown.

During the six months ended June 30, 2006, we purchased several parcels of land for an aggregate purchase price of $39.4 million from the Transeastern JV. In connection with these transactions, the Transeastern JV realized a gain of $14.1 million. We deferred our share of that gain, $7.1 million, and have recorded it as a reduction in the basis of the underlying property. While we may make purchases in the future, during the quarter ended September 30, 2006, no such purchases have occurred.

Limited Guarantees

Upon formation of the Transeastern JV, we entered into agreements relating to completion of work on a portion of the property in process at the time of execution of the Credit Agreements, August 1, 2005, in the event the Transeastern JV failed to do so (the “Completion Guarantees”) and carve out guarantees to indemnify the lenders for losses resulting from fraud, misappropriation and similar acts by the Transeastern JV or full repayment of the loans in the event the Transeastern JV voluntarily filed for bankruptcy protection (the “Carve Out Guarantees” and collectively with the Completion Guarantees, the “Guarantees”). The other member of the joint venture also entered into Carve Out Guarantees.

On October 31, 2006 and November 1, 2006, we received letters (the “Demand Letters”) from Deutsche Bank demanding payment under certain guarantees entered into in connection with the issuance of debt to the Transeastern JV. The Demand Letters allege that the Transeastern JV has failed to comply with certain of its obligations pursuant to the Credit Agreements. The Demand Letters allege potential defaults and that events of default have occurred under the Guarantees that have triggered our obligations to pay all of the outstanding obligations under each of the Credit Agreements. We do not believe that our obligations pursuant to the Guarantees have been triggered and we have formally disputed these allegations. We are in discussions with the Administrative Agent and the lenders concerning this situation.

Under the Completion Guarantees, we are responsible to pay and discharge all “project costs” (as such term is defined in the Completion Guarantees) in accordance with the Credit Agreements. We are further responsible for paying, bonding or otherwise removing any mechanics’ liens that may be filed with respect to a project. In addition, we are responsible for completing or causing the completion of all development activities with respect to a project. Based on estimates of costs to be completed for projects for which we could potentially have an obligation if the Transeastern JV defaults, we believe that our liability could be [$25.0 million]. There are significant disagreements between the Lenders and us as to the extent of our liability under the Completion Guarantees. These disagreements include the number of properties that are encompassed within the guarantees and the extent of the construction which must be completed. Should the interpretations of the Lenders ultimately prevail, our liability could increase materially. Notwithstanding the fact that the Lenders have made demand under the Guarantees, the Transeastern JV continues to perform and pay the outstanding obligations.

Under the Carve Out Guarantees, we and our joint venture partner have agreed to indemnify the Lenders for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements arising out of certain matters. These matters include fraud or material misrepresentation by any of the borrowing entities, the misappropriation by the borrowing entities of certain payments, improper use of insurance proceeds, intentional misconduct or waste with respect to the collateral and failure to maintain insurance. In addition, upon the filing of a voluntary petition in bankruptcy by any of the borrowers, we and our joint venture partner would be responsible for payment of the full amount of the outstanding loans. Although the lenders have alleged losses, we have denied their allegations. We are evaluating whether there may have been incorrect calculations of the borrowing bases submitted to the administrative agent which were used to determine available credit. If a miscalculation existed, it could be deemed a misrepresentation. We would be responsible for losses to the Lenders for such miscalculation. This matter is currently unresolved, and the extent of damages, if any, is not determinable.

In accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”), we have evaluated whether any amount should be accrued in connection with the Demand Letters received related to the Guarantees discussed above. SFAS 5 requires that an estimated loss from a loss contingency shall be accrued by a charge to income if information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of loss can be reasonably estimated. Currently we are working with the Lenders and financial consultants to produce a global solution for all parties involved. This process is ongoing, but is not sufficiently complete to produce the facts necessary to permit meaningful analysis of a potential solution to the situation or to determine our exposure, if any under the Guarantees. As a result, we did not recognize an accrual for loss contingency at September 30, 2006 in our statement of financial condition.

Supplemental Information

We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our two principal business segments. Through our Homebuilding operations we design, build and market high quality detached single-family residences, town homes and condominiums in various metropolitan markets in ten states located in four major geographic regions, which are also our reportable segments: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Jacksonville	Baltimore/Southern Pennsylvania	Austin	Colorado

Orlando	Delaware	Dallas/Ft. Worth	Las Vegas

Southeast Florida	Nashville	Houston	Phoenix

Southwest Florida	Northern Virginia	San Antonio

Tampa/St. Petersburg

We conduct our Homebuilding operations through our consolidated subsidiaries and through various unconsolidated joint ventures that additionally build and market homes. As used in this Form 10-Q, “consolidated” information refers only to information relating to our operations which are consolidated in our financial statements; “combined” information includes consolidated information and information relating to our unconsolidated joint ventures. In the following discussion, when we refer to combined results of our unconsolidated joint ventures, we have excluded the Transeastern JV due to our write off of our investment and the current expectation that the joint venture will not provide a contribution to our results. As a result, we believed that it would be misleading to include the joint ventures deliveries, sales orders, backlog and homesites as part of our discussion.

In addition to the use of joint ventures, we also seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At September 30, 2006, our consolidated operations controlled approximately 67,300 homesites. Of this amount, we owned approximately 23,300 homesites and had option contracts on approximately 44,000 homesites. In addition, our unconsolidated joint ventures (excluding the Transeastern joint venture) controlled approximately 5,400 homesites. Based on current housing market conditions, we have curtailed approving new land acquisitions in most of our markets, except Texas.

As part of our land acquisition strategy, from time to time we use our capital to control, acquire and develop larger land parcels that could yield homesites exceeding the requirements of our homebuilding activities. These additional homesites are typically sold to other homebuilders. We confine these activities to selected land-constrained markets where we believe land supplies will remain constrained and opportunities for land sale profits are likely to continue for a period of time. At September 30, 2006, of the 23,300 owned homesites, 7,600 homesites are part of this strategy. Of the 44,000 homesites controlled through option contracts, 10,000 homesites are also part of this strategy. At September 30, 2006, deposits supporting this strategy aggregated $13.4 million. The table below summarizes our controlled homesite supply as of September 30, 2006 and December 31, 2005.

Total Controlled Homesites by our Homebuilding Operations (Excluding the Transeastern JV)

Controlled homesites represent homesites either owned or under option by our consolidated subsidiaries or by our joint ventures that build and market homes. As part of our controlled homesites, we do not include homesites included in land development joint ventures for which we do not intend to build homes as these homesites are not controlled for our homebuilding operations.

	September 30, 2006			December 31, 2005
						Total
	Owned	Optioned	Total Controlled	Owned	Optioned	Controlled
Consolidated	23,300	44,000	67,300	22,000	46,900	68,900
Unconsolidated joint ventures	3,200	2,200	5,400	2,900	2,300	5,200

Combined total	26,500	46,200	72,700	24,900	49,200	74,100

Owned and Optioned Land Summary for our Consolidated Operations

The following is a summary of our consolidated controlled homesites:

	September 30, 2006			December 31, 2005
						Total
Region	Owned	Optioned	Total Controlled	Owned	Optioned	Controlled

Florida	7,000	11,700	18,700	5,300	14,800	20,100
Mid-Atlantic	1,000	3,000	4,000	600	6,700	7,300
Texas	4,100	9,700	13,800	5,600	6,800	12,400
West	11,200	19,600	30,800	10,500	18,600	29,100

Total	23,300	44,000	67,300	22,000	46,900	68,900

The following is a summary breakdown of our owned homesites:

	Residences Completed or		Homesites Finished or Under		Raw Land Held for Future
	Under Construction		Development		Development		Total
Region	9/30/06	12/31/05	9/30/06	12/31/05	9/30/06	12/31/05	9/30/06	12/31/05

Florida	2,000	2,000	3,300	3,100	1,700	200	7,000	5,300
Mid-Atlantic	600	300	300	300	100	—	1,000	600
Texas	1,500	1,200	1,400	2,900	1,200	1,500	4,100	5,600
West	1,000	900	2,400	2,100	7,800	7,500	11,200	10,500

Total	5,100	4,400	7,400	8,400	10,800	9,200	23,300	22,000

Owned and Optioned Land Summary for our Homebuilding Joint Ventures

The following is a summary of our owned and optioned land for our Homebuilding Joint Ventures:

	September 30, 2006			December 31, 2005
						Total
Region	Owned	Optioned	Total Controlled	Owned	Optioned	Controlled

Florida	200	—	200	200	—	200
Mid-Atlantic	100	—	100	400	—	400
West	2,900	2,200	5,100	2,300	2,300	4,600

Total	3,200	2,200	5,400	2,900	2,300	5,200

In addition to homebuilding joint ventures, we have investments in land joint ventures. These joint ventures will acquire and develop land to be sold to us for use in our homebuilding operations or sold to others. As of September 30, 2006 and December 31, 2005 these joint ventures owned 3,100and 2,800 homesites, respectively. Of these amounts, we had options to acquire 500 and 900 homesites, which are included in our consolidated homesites under option. Any profits generated from the purchase of homesites from these joint ventures are deferred until the ultimate sale to an unrelated third party.

Operations. For the three months ended September 30, 2006, total consolidated revenues decreased 7%, consolidated net sales orders decreased 19% and consolidated home deliveries increased 2% as compared to the three months ended September 30, 2005. For the three months ended September 30, 2006, we had a net loss of $80.0 million as compared to net income of $70.3 million for the three months ended September 30, 2005, a decrease of 214%. For the three months ended September 30, 2006, our unconsolidated joint ventures (excluding the Transeastern joint venture) had a decrease in net sales orders of 75% and an increase in deliveries of 8% as compared to the three months ended September 30, 2005.

For the nine months ended September 30, 2006, total consolidated revenues increased 5%, consolidated net income decreased 70%, consolidated net sales orders decreased 21% and consolidated home deliveries increased 1% as compared to the nine months ended September 30, 2005. For the nine months ended September 30, 2006, our unconsolidated joint ventures (excluding the Transeastern joint venture) had a decrease in net sales orders of 43% and an increase in deliveries of 95% as compared to the nine months ended September 30, 2005.

Consolidated sales value in backlog at September 30, 2006 as compared to September 30, 2005 decreased by 7% to $1.7 billion. Our joint ventures (excluding the Transeastern joint venture) had an additional $0.3 million in sales value in backlog at September 30, 2006. Our consolidated home cancellation rate was approximately 33% for the three months ended September 30, 2006 as compared to 20% for the three months ended September 30, 2005. The increase in the consolidated home cancellation rate is a result of the challenging housing market which we discuss in further detail below.

Results of Operations – Consolidated

Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005

Total revenues decreased 7% to $627.5 million for the three months ended September 30, 2006, from $676.0 million for the three months ended September 30, 2005. This decrease is attributable to a decrease in Homebuilding revenues of 8%, offset by an increase in Financial Services revenues of 18%.

For the three months ended September 30, 2006, we had a loss before benefit for income taxes of $120.9 million as compared to income before provision for income taxes of $112.9 million for the three months ended September 30, 2005. This decrease is due to the $143.6 million impairment recognized on our investment in the Transeastern joint venture, a $4.8 million impairment on a joint venture in Southwest Florida, a charge of $5.7 million related to the impairment of goodwill at our Colorado division, and $49.8 million in inventory impairments and write-off of land deposits and abandonment costs.

Our effective tax rate was 33.8% and 37.8% for the three months ended September 30, 2006 and 2005, respectively. Since we had a loss before benefit for income taxes of $120.9 million for the three months ended September 30, 2006, the effective tax rate actually increased as compared to the same period in the prior year. The increase in the effective tax rate is primarily due to the non-deductible portion of goodwill impairment and the non-deductible state portion of the impairment of our investment in unconsolidated joint ventures recognized during the three months ended September 30, 2006, along with a shift in income to states with higher tax rates. These increases in the effective tax rate were partially offset by the impact of the American Jobs Creation Act of 2004.

As a result of the above, for the three months ended September 30, 2006, we had a net loss of $80.0 million (or a loss of $1.34 per diluted share) as compared to net income of $70.3 million (or $1.18 per diluted share) for the three months ended September 30, 2005.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Total revenues increased 5% to $1,934.0 million for the nine months ended September 30, 2006, from $1,846.8 million for the nine months ended September 30, 2005. This increase is attributable to an increase in Homebuilding revenues of 4%, and an increase in Financial Services revenues of 39%.

Income before provision for income taxes decreased by 68% to $73.3 million for the nine months ended September 30, 2006, from $228.5 million for the comparable period in 2005. This decrease is primarily attributable to a decrease in Homebuilding pretax income to $57.4 million for the nine months ended September 30, 2006, from $221.8 million for the nine months ended September 30, 2005. This decrease is due to the $143.6 million impairment recognized on our investment in the Transeastern joint venture, a $4.8 million impairment on a joint venture in Southwest Florida, a charge of $5.7 million related to the impairment of goodwill at our Colorado division, and $57.6 million in inventory impairments and write-off of land deposits and abandonment costs.

Our effective tax rate was 41.8% and 37.7% for the nine months ended September 30, 2006 and 2005, respectively.

As a result of the above, net income decreased to $42.6 million (or $0.70 per diluted share) for the nine months ended September 30, 2006 from $142.4 million (or $2.43 per diluted share) for the nine months ended September 30, 2005.

Three Months Ended September 30, 2006 Compared to Three Months Ended September 30, 2005

Homebuilding revenues decreased 8% to $611.7 million for the three months ended September 30, 2006, from $662.6 million for the three months ended September 30, 2005. This decrease is due to a decrease in revenues from land sales to $13.8 million for the three months ended September 30, 2006, from $99.8 million for the comparable period in 2005, partially offset by an increase in revenues from home sales to $597.9 million for the three months ended September 30, 2006, as compared to $562.8 million for the three months ended September 30, 2005. The 6% increase in revenue from home sales was due to a 4% increase in the average price of consolidated homes delivered to $311,000 from $299,000 in the comparable period of the prior year. The increase in the average price of homes delivered is due to increased demand in many of our markets during 2005 which allowed us to increase prices and to a lesser degree to changes in product mix. The 86% decrease in revenue from land sales was due to the sale of various large tracts of land, particularly in the Phoenix market, in the prior year. Revenues from land sales may fluctuate significantly from period to period as we sell tracts of land or developed homesites in an attempt to diversify our risk and recognize embedded profits. As part of our land inventory management strategy, we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. In addition, from time to time, we acquire large tracts of entitled and unentitled land where we expect that a portion of such land, during or after the development process, will be sold to third parties. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future.

Our homebuilding gross profit decreased 54% to $84.6 million for the three months ended September 30, 2006, from $185.2 million for the three months ended September 30, 2005. This decrease is due to a decline in gross profit margin on home sales and a decline in our gross profit from land sales. Our gross profit margin on home sales decreased to 17.3% for the three months ended September 30, 2006, from 27.6% for the three months ended September 30, 2005. This decrease from period to period is primarily due to impairment charges recognized on ongoing communities of $29.8 million for the three months ended September 30, 2006, compared to $1.3 million for the same period in 2005, which is included in cost of sales – home sales in the accompanying consolidated statement of operations. Excluding impairment charges, our gross profit margin on homes sales decreased to 22.3% from 27.8% for the three months ended September 30, 2005. This decline is primarily due to higher incentives on homes delivered. For the three months ended September 30, 2006, our incentives on a per delivery basis increased 180% to $22,400 per home delivered as compared to $8,000 per home delivered for the three months ended September 30, 2005. For the three months ended September 30, 2006, we generated a loss from land sales of $18.9 million as compared to gross profit from land sales of $29.9 million for the comparable period in 2005. The loss from land sales is primarily due to a write-off of $20.0 million in deposits and abandonment costs, which are included in cost of sales – land sales, related to land that we no longer intend to purchase.

SG&A expenses decreased to $85.3 million for the three months ended September 30, 2006, from $90.2 million for the three months ended September 30, 2005. The decrease in SG&A expenses is due primarily to a decrease of $12.7 million in compensation due to a decrease in incentive compensation and a reduction in staffing levels to better align our cost structure with anticipated reduced levels of activities and softening market conditions. This was partially offset by an increase of $9.2 million in commissions and advertising costs, as a result of the more challenging housing market.

SG&A expenses as a percentage of revenues from home sales for the three months ended September 30, 2006 decreased to 14.3%, as compared to 16.0% for the three months ended September 30, 2005. The 170 basis point decrease in SG&A expenses as a percentage of home sales revenues is due to the factors discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses.

For the three months ended September 30, 2006, we had a loss from joint ventures of $119.4 million as compared to income from joint ventures of $13.3 million for the three months ended September 30, 2005. The decrease in joint venture income is primarily due to an impairment loss of $143.6 million for the three months ended September 30, 2006 related to our investment in the Transeastern JV and an impairment charge of $4.8 million in a joint venture in Southwest Florida. Excluding the impairment losses, our earnings from joint ventures increased to $29.0 million from $13.3 million for the three months ended September 30, 2005. This increase is a result of an 8% increase in the number of joint venture deliveries (excluding the Transeastern JV) to 434 deliveries for the three months ended September 30, 2006 from 402 deliveries for the three months ended September 30, 2005.

Net Sales Orders and Homes in Backlog (consolidated)

For the three months ended September 30, 2006, net sales orders decreased by 19% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand, which has resulted in a decrease in customer traffic; and (2) higher cancellation rates. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

Our cancellation rate increased to 33% for the three months ended September 30, 2006 from 20% for the three months ended September 30, 2005. All of our regions, except our Mid-Atlantic region, have experienced an increase in cancellation rates for the quarter as compared to the same period in 2005. Our Florida region had the largest increase in cancellation rate to 38% for the three months ended September 30, 2006 from 7% for the three months ended September 30, 2005. Our West region also experienced a large increase in cancellation rates to 49% for the three months ended September 30, 2006 from 30% for the three months ended September 30, 2005. The cancellation rate for both our Mid-Atlantic and Texas regions was 24% for the three months ended September 30, 2006.

We had 4,971 homes in backlog as of September 30, 2006, as compared to 5,608 homes in backlog as of September 30, 2005. The decrease in backlog is primarily due to a decline in net sales orders. From December 31, 2005, our homes in backlog have declined by 6% from 5,272 homes in backlog due primarily to the trend of declining net sales orders as compared to the increase in deliveries.

The sales value of backlog decreased 7% to $1.7 billion at September 30, 2006, from $1.8 billion at September 30, 2005, due to a 11% decrease of homes in backlog to 4,971 as of September 30, 2006 from 5,608 as of September 30, 2005. The decrease of homes in backlog was offset by an increase in the average selling price of homes in backlog to $344,000 from $329,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to a change in product mix. We expect the average selling price of homes in backlog to decrease in the future as cancellations continue to increase and higher incentives are offered to move home inventory.

Net Sales Orders and Homes in Backlog (unconsolidated joint ventures excluding the Transeastern JV)

For the three months ended September 30, 2006, net sales orders decreased by 75% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand, which has resulted in a decrease in customer traffic; and (2) higher cancellation rates. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

We had 960 homes in backlog as of September 30, 2006, as compared to 2,026 homes in backlog as of September 30, 2005. The decrease in backlog primarily is due to a decline in net sales orders. From December 31, 2005, our homes in backlog have declined by 43% from 1,671 homes in backlog due primarily to the trend of declining net sales orders as compared to the increase in deliveries.

Joint venture revenues are not included in our consolidated financial statements. At September 30, 2006, the sales value of our joint ventures’ homes in backlog (excluding the Transeastern JV) was $0.3 billion compared to $0.7 billion at September 30, 2005. This decrease is due primarily to the decrease in homes in backlog. In addition, the average selling price of homes in backlog (excluding the Transeastern JV) decreased to $345,000 from $364,000 from period to period.

Financial Services

Financial Services revenues increased to $15.8 million for the three months ended September 30, 2006, from $13.4 million for the three months ended September 30, 2005. This 18% increase is due primarily to an increase in revenue per closing at our title operations and an increase in loan origination volume and loan origination income at our mortgage operations due to a shift toward more fixed rate mortgages. For the three months ended September 30, 2006, our mix of mortgage originations was 22% adjustable rate mortgages (of which approximately 89% were interest only) and 78% fixed rate mortgages, which is a shift from 33% adjustable rate mortgages and 67% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the three months ended September 30, 2006 was 726, and the average loan to value ratio on first mortgages was 78%. For the three months ended September 30, 2006, approximately 8% of our homebuyers paid in cash as compared to 11% during the three months ended September 30, 2005. Our combined mortgage operations capture ratio for non-cash homebuyers (excluding the Transeastern JV) increased to 71% for the three months ended September 30, 2006 from 69% for the three months ended September 30, 2005. The number of closings at our mortgage operations increased to 1,622 for the three months ended September 30, 2006, from 1,442 for the three months ended September 30, 2005. Our combined title operations capture ratio (excluding the Transeastern JV) was 98% for the three months ended September 30, 2006 and 2005. The number of closings at our title operations decreased to 5,745 for the three months ended September 30, 2006, from 6,725 for the same period in 2005. Non-affiliated customers accounted for approximately 68% of our title company revenues for the three months ended September 30, 2006.

Financial Services expenses increased to $10.8 million for the three months ended September 30, 2006, from $10.4 million for the three months ended September 30, 2005. These expenses are consistent with the prior year.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

Homebuilding revenues increased 4% to $1,885.6 million for the nine months ended September 30, 2006, from $1,812.0 million for the nine months ended September 30, 2005. This increase is due to an increase in revenues from home sales to $1,825.8 million for the nine months ended September 30, 2006, from $1,657.3 million for the comparable period in 2005, offset by a decrease in revenues from land sales to $59.8 million for the nine months ended September 30, 2006, as compared to $154.7 million for the nine months ended September 30, 2005. The 10% increase in revenue from home sales was due to a 9% increase in the average price of consolidated homes delivered to $313,000 from $288,000 in the comparable period of the prior year. The increase in the average price of homes delivered is due to increased demand in many of our markets during 2005 which allowed us to increase prices and to a lesser degree to changes in product mix. The 61% decrease in revenue from land sales was due to the sale of various large tracts of land, particularly in the Phoenix market, in the prior year period.

Our homebuilding gross profit decreased 9% to $399.6 million for the nine months ended September 30, 2006, from $438.7 million for the nine months ended September 30, 2005. This decrease is due to a decline in gross profit margin on home sales and a decline in our gross profit from land sales. Our gross profit margin on home sales decreased to 22.5% for the nine months ended September 30, 2006, from 24.2% for the nine months ended September 30, 2005. This decrease from period to period is primarily due to impairment charges recognized on ongoing communities of $35.3 million for the nine months ended September 30, 2006 compared to $1.3 million for the same period in 2005, which is included in cost of sales – home sales in the accompanying consolidated statement of operations. Excluding impairment charges, our gross profit margin on homes sales increased to 24.4% from 24.2% for the nine months ended September 30, 2005. The increase was partially offset by higher incentives on homes delivered. For the nine months ended September 30, 2006, our incentives on a per delivery basis increased 104% to $17,000 per home delivered as compared to $8,400 per home delivered for the nine months ended September 30, 2005. For the nine months ended September 30, 2006, we generated a gross loss from land sales of $10.6 million as compared to gross profit from land sales of $38.1 million for the comparable period in 2005. The gross loss from land sales is primarily due to a write-off of $22.3 million in deposits and abandonment costs, which are included in cost of sales – land sales, related to land that we no longer intend to purchase.

SG&A expenses increased to $287.1 million for the nine months ended September 30, 2006, from $246.7 million for the nine months ended September 30, 2005. The increase in SG&A expenses is due primarily to: (1) an increase of $8.5 million in compensation due to increased incentive compensation tied to forecasted 2006 earnings for the first half of the year, including increased income from unconsolidated joint ventures; (2) an increase of $6.0 million in severance expenses resulting from employee termination benefits and contract termination costs relating to certain consulting contracts for which we do not expect to receive economic benefit during the remaining terms; and (3) an increase of $19.5 million in commissions and advertising costs, as a result of the more challenging housing market. These increases were partially offset by a decrease in litigation settlements of $3.1 million.

SG&A expenses as a percentage of revenues from home sales for the nine months ended September 30, 2006 increased to 15.7%, as compared to 14.9% for the nine months ended September 30, 2005. The 80 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the factors discussed above. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses.

For the nine months ended September 30, 2006, we had a loss from joint ventures of $53.7 million compared to income from joint ventures of $24.0 million for the nine months ended September 30, 2005. The decrease in joint venture expense is primarily due to an impairment loss of $143.6 million for the nine months ended September 30, 2006 related to our investment in the Transeastern JV and an impairment charge of $4.8 million in a joint venture in Southwest Florida. Excluding the impairment losses, our earnings from joint ventures increased to $94.7 million from $24.0 million for the nine months ended September 30, 2005. This increase is a result of a 95% increase in the number of joint venture deliveries (excluding the Transeastern JV) to 1,458 deliveries for the nine months ended September 30, 2006 from 746 deliveries for the nine months ended September 30, 2005.

Net Sales Orders (consolidated)

For the nine months ended September 30, 2006, net sales orders decreased by 21% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand, which has resulted in a decrease in customer traffic; and (2) higher cancellation rates. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

Our cancellation rate increased to 27% for the nine months ended September 30, 2006 from 16% for the nine months ended September 30, 2005. All of our regions experienced an increase in cancellation rates. Our West region had the largest increase in cancellation rate to 38% for the nine months ended September 30, 2006 from 17% for the nine months ended September 30, 2005.

Net Sales Orders (unconsolidated joint ventures excluding the Transeastern JV)

For the nine months ended September 30, 2006, net sales orders decreased by 43% as compared to the same period in 2005. The decrease in net sales orders is due to: (1) decreased demand in certain markets that had previously experienced high demand, which has resulted in a decrease in customer traffic; and (2) higher cancellation rates. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize

Financial Services

Financial Services revenues increased to $48.4 million for the nine months ended September 30, 2006, from $34.8 million for the nine months ended September 30, 2005. This 39% increase is due primarily to an increase in the number of closings at our mortgage and title operations and increased revenue per loan at our mortgage operations due to a shift toward more fixed rate mortgages. For the nine months ended September 30, 2006, our mix of mortgage originations was 20% adjustable rate mortgages (of which approximately 89% were interest only) and 80% fixed rate mortgages, which is a shift from 38% adjustable rate mortgages and 62% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the nine months ended September 30, 2006 was 728, and the average loan to value ratio on first mortgages was 77%. For the nine months ended September 30, 2006, approximately 10% of our homebuyers paid in cash as compared to 11% during the nine months ended September 30, 2005. Our combined mortgage operations capture ratio for non-cash homebuyers (excluding the Transeastern JV) increased to 68% for the nine months ended September 30, 2006 from 64% for the nine months ended September 30, 2005. The number of closings at our mortgage operations increased to 4,665 for the nine months ended September 30, 2006, from 3,811 for the nine months ended September 30, 2005. Our combined title operations capture ratio (excluding the Transeastern JV) increased to 98% of our homebuyers for the nine months ended September 30, 2006, from 89% for the comparable period in 2005. The capture ratio for the nine months ended September 30, 2005 was affected by an organizational change in our Phoenix operations causing a loss of closings during the period. The number of closings at our title operations increased to 18,082 for the nine months ended September 30, 2006, from 17,263 for the same period in 2005. Non-affiliated customers accounted for approximately 67% of our title company revenues for the nine months ended September 30, 2006.

Financial Services expenses increased to $32.5 million for the nine months ended September 30, 2006, from $28.1 million for the nine months ended September 30, 2005. This 16% increase is a result of increased compensation and slightly higher staff levels.